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Exhibit 99.1

Executive Offices 2200 E. Golf Road Des Plaines, IL 60016-1267 www.unitedstationers.com	For Further Information Contact:
Richard W. Gochnauer President and Chief Executive Officer or Kathleen S. Dvorak Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 699-5000
FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS
SALES AND EARNINGS INCREASES FOR 2003

        DES PLAINES, Ill., Jan. 29, 2004—United Stationers Inc. (NASDAQ: USTR) reported net sales for the year ended December 31, 2003 of $3.8 billion, up 3.9% from $3.7 billion in the prior year. Net income for 2003 was $73.0 million, a 21.2% increase from $60.2 million in 2002. Diluted earnings per share for 2003 were $2.18, up 22.5% compared with $1.78 in 2002.

        During 2003, the company recorded a loss on early retirement of debt of $6.7 million pre-tax, ($4.2 million after tax, or $0.12 per diluted share), and a cumulative effect of a change in accounting principle of $6.1 million after tax, or $0.19 per diluted share. During 2002, the company recorded net restructuring and other charges of $6.5 million pre-tax, ($4.1 million after tax, or $0.12 per diluted share). After excluding the above charges, net income for 2003 was $83.3 million, or $2.49 per diluted share, compared with $64.3 million, or $1.90 per diluted share, in 2002. This represents a 31.1% increase on a diluted share basis. A reconciliation of these items to the most comparable generally accepted accounting principles (GAAP) measures is presented at the end of this release.

        Total debt and securitization financing declined during 2003 by nearly $149 million, to $167 million. Earnings, working capital improvements, proceeds from the exercise of employee stock options and lower capital spending all contributed to reduced debt levels. Debt-to-total capitalization (adjusted to include the securitization financing) was 19.9% at December 31, 2003, compared with 36.1% in the prior year. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

Higher Fourth-Quarter Sales and Earnings

        Net sales for the fourth quarter of 2003 were $942.6 million, up 2.1% compared with sales of $923.4 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $21.9 million, compared with $1.4 million in the same quarter last year. Diluted earnings per share for the fourth quarter of 2003 were $0.64, compared with $0.04 in the prior-year quarter. The results for the fourth quarter of 2002 include a charge of $8.9 million pre-tax ($5.6 million after tax, or $0.17 per diluted share), related to restructuring and other charges. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

        Gross margin as a percent of sales for the fourth quarter of 2003 increased to 15.0%, compared with 13.7% in the prior-year quarter. For all of 2003, gross margin was 14.6%, which was relatively flat compared to the prior year. Gross margin in the quarter benefited from: an increase in manufacturers' allowances resulting from the mix of inventory purchases among suppliers, enhancements to supplier programs and achievement of growth hurdles with certain suppliers; internal initiatives to reduce loss on damaged merchandise; lower inventory costs due to opportunistic inventory purchases; and lower inventory obsolescence. Improvements in margin were partially offset by a higher concentration of sales in lower-margin technology products.

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United Stationers Inc. Reports
Sales And Earnings Increases For 2003
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        Operating expenses for the fourth quarter of 2003 were $104.2 million, or 11.0% of sales, compared with $119.7 million, or 12.9% of sales, in the same period last year. Operating expenses in 2003 were favorably impacted by lower payroll costs, lower depreciation and amortization and increased leverage of fixed costs resulting from higher sales. Operating expenses for 2002 included restructuring and other charges of $8.9 million and a $1.8 million charge related to the retirement of the company's former president and chief executive officer. The operating margin for the latest three months was 4.0%, compared to a 0.8% operating margin in the same quarter last year (including the restructuring and other charges).

2004 Outlook: Initiatives Should Lead to Improved Results

        "2003 was a successful year for United Stationers," stated Richard Gochnauer, President and Chief Executive Officer. "In addition to solid earnings gains, we continued to generate strong cash flow and ended the year with a very solid balance sheet. These results were possible because our team came together to meet the objectives of improving service to our customers, driving waste from our cost structure and increasing the efficiency of our operations. These achievements brought us closer to our goal: building a world-class logistics and marketing company that provides a platform for future growth for United Stationers and our dealers.

        "We see 2003 and 2004 as a period of investment in people, systems and programs. One example is our new approach to product category management. Our teams have developed business plans that are expected to be implemented in the second half of this year. We expect that our category management teams will help us and our dealers regain sales momentum as we develop marketing programs tailored for specific product categories and sales channels. Success in expanding our product categories should allow us and our dealers to diversify our customer base, leverage our infrastructure, and ultimately deliver even greater value to the consumer," explained Gochnauer.

        "Macro-economic indicators for our industry continue to be mixed. For this reason, we expect a relatively modest sales growth rate in 2004. Our year-over-year sales growth percentage so far in January is in the low-single digits, with growth in technology products continuing to be the primary driver. We anticipate net capital spending for this year will be about $25 million. The steps we are taking should yield near-term financial improvements and support our long-term objectives to: strengthen the health of our reseller customers, increase sales, reduce our cost structure, drive economic efficiencies, increase operating margin, and improve our value proposition resulting in higher customer satisfaction," Gochnauer concluded.

Conference Call

        United Stationers will hold a conference call followed by a question and answer session on Friday, January 30, at 10:00 a.m. CT, to discuss 2003 results. To participate, callers within the U.S. and Canada should dial (888) 662-9709 and international callers should dial (773) 756-0629 approximately 10 minutes before the presentation. The passcode is "2003 Year-End Results." To listen to the Webcast via the Internet, participants should visit the Investor Information section of the company's Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers' Web site, about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

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Sales And Earnings Increases For 2003
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Forward-Looking Statements

        This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management's current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to: the company's ability to effectively manage its operations, and to implement general cost-reduction initiatives; the company's reliance on key suppliers and the impact of fluctuations in their pricing; variability in supplier allowances and promotional incentives payable to the company, based on inventory purchase volumes, attainment of supplier-established growth hurdles and supplier participation in the company's annual and quarterly catalogs and other marketing programs, and the impact of such matters on the company's gross margin; the company's ability to anticipate and respond to changes in end-user demand; the impact of variability in customer demand on the company's product offerings and sales mix and, in turn, on customer rebates payable, and supplier allowances earned, by the company and on the company's gross margin; competitive activity and pricing pressures; reliance on key management personnel; acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy. For additional information on these and other factors, please see the reports filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking information contained in this news release. The forward-looking information in this news release is given as of this date only, and the company undertakes no obligation to revise or update it.

Company Overview

        United Stationers Inc., with annual sales of approximately $3.8 billion, is North America's largest broad line wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution systems make more than 40,000 items available to approximately 15,000 resellers. United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on The NASDAQ Stock Market® under the symbol USTR.

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Sales And Earnings Increases For 2003
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	(unaudited) For the Three Months Ended December 31,		(audited) For the Years Ended December 31,
	2003	2002	2003	2002
Net sales	$942,606	$923,381	$3,847,722	$3,701,564
Cost of goods sold	800,903	796,668	3,287,189	3,163,589

Gross profit	141,703	126,713	560,533	537,975
Operating expenses:
Warehousing, marketing and administrative expenses	104,205	110,720	414,917	415,980
Restructuring and other charges, net	—	8,935	—	6,510

Total operating expenses	104,205	119,655	414,917	422,490

Income from operations	37,498	7,058	145,616	115,485
Interest expense, net	954	4,017	6,492	16,695
Loss on early retirement of debt	—	—	6,693	—
Other expense, net	1,180	804	4,826	2,421

Income before income taxes and cumulative effect of a change in accounting principle	35,364	2,237	127,605	96,369
Income tax expense	13,441	841	48,495	36,141

Income before cumulative effect of a change in accounting principle	21,923	1,396	79,110	60,228
Cumulative effect of a change in accounting principle, net of tax benefit of $3,696	—	—	6,108	—

Net income	$21,923	$1,396	$73,002	$60,228

Net income per common share—diluted:
Income before cumulative effect of a change in accounting principle	$0.64	$0.04	$2.37	$1.78
Cumulative effect of a change in accounting principle	—	—	(0.19)	—

Net income per common share—diluted	$0.64	$0.04	$2.18	$1.78

Weighted average number of common shares—diluted	34,364	32,976	33,439	33,783

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Sales And Earnings Increases For 2003
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except share data)
(audited)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$10,307	$17,426
Accounts receivable, net	195,433	158,374
Retained interest in receivables sold, net*	153,722	191,641
Inventories	539,919	572,498
Other current assets	25,943	26,958

Total current assets	925,324	966,897
Property, plant and equipment, net	157,716	180,536
Goodwill, net	182,474	180,186
Other	29,496	21,610

Total assets	$1,295,010	$1,349,229

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$357,961	$333,800
Accrued liabilities	135,604	141,857
Deferred credits	44,867	44,749
Current maturities of long-term debt	24	45,904

Total current liabilities	538,456	566,310
Deferred income taxes	21,624	17,059
Long-term debt	17,300	165,345
Other long-term liabilities	44,652	41,631

Total liabilities	622,032	790,345
Stockholders' equity:
Common stock, $0.10 par value; authorized—100,000,000 shares, issued—37,217,814 shares in 2003 and 2002	3,722	3,722
Additional paid-in capital	329,787	313,961
Treasury stock, at cost—3,314,347 shares in 2003 and 4,738,552 shares in 2002	(82,863)	(104,450)
Retained earnings	430,637	357,635
Accumulated other comprehensive loss	(8,305)	(11,984)

Total stockholders' equity	672,978	558,884

Total liabilities and stockholders' equity	$1,295,010	$1,349,229

*
The December 31, 2003 and 2002 accounts receivable balances do not include $150 million and $105 million, respectively, of accounts receivable sold through a securitization program.

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Sales And Earnings Increases For 2003
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United Stationers Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands) (audited)

	For the Years Ended December 31,
	2003	2002
Cash Flows From Operating Activities:
Net income	$73,002	$60,228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,149	33,466
Amortization of capitalized financing costs	3,284	1,159
(Gain) loss on the disposition of plant, property and equipment	(86)	2,014
Cumulative effect of a change in accounting principle, net of tax	6,108	—
Restructuring and other charges—non-cash charges	—	2,003
Write down of assets held for sale	1,290	—
Deferred income taxes	4,565	5,587
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(37,028)	74,148
Decrease (increase) in retained interest in receivables sold, net	37,919	(74,058)
Decrease in inventory	25,974	8,601
Increase in other assets	(6,753)	(9,353)
Increase (decrease) in accounts payable	23,495	(2,460)
Increase (decrease) in accrued liabilities	2,961	(3,494)
Increase in deferred credits	118	3,749
Increase in other liabilities	3,669	4,140

Net cash provided by operating activities	167,667	105,730
Cash Flows From Investing Activities:
Capital expenditures	(14,552)	(27,235)
Proceeds from the disposition of property, plant and equipment	3,621	4,196

Net cash used in investing activities	(10,931)	(23,039)
Cash Flows From Financing Activities:
Retirements and principal payments of debt	(204,425)	(60,456)
Net borrowings under revolver	10,500	—
Issuance of treasury stock	35,059	5,546
Acquisition of treasury stock, at cost	—	(38,310)
Payment of employee withholding tax related to stock option exercises	(5,550)	(697)

Net cash used in financing activities	(164,416)	(93,917)
Effect of exchange rate changes on cash and cash equivalents	561	(162)

Net change in cash and cash equivalents	(7,119)	(11,388)
Cash and cash equivalents, beginning of period	17,426	28,814

Cash and cash equivalents, end of period	$10,307	$17,426

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United Stationers Inc. Reports
Sales And Earnings Increases For 2003
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United Stationers Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(unaudited)

Net Income and Diluted EPS Excluding Charges (Net of Tax)
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2003	2002	2003	2002
Net income	$21,923	$1,396	$73,002	$60,228
Add: Loss on early retirement of debt	—	—	4,150	—
Cumulative effect of a change in accounting principle	—	—	6,108	—
Restructuring and other charges, net	—	5,575	—	4,069

Net income excluding charges	$21,923	$6,971	$83,260	$64,297

Diluted earnings per share under GAAP	$0.64	$0.04	$2.18	$1.78
Add: Loss on early retirement of debt	—	—	0.12	—
Cumulative effect of a change in accounting principle	—	—	0.19	—
Restructuring and other charges, net	—	0.17	—	0.12

Diluted EPS excluding charges	$0.64	$0.21	$2.49	$1.90

Weighted average number of common shares—diluted	34,364	32,976	33,439	33,783

Note: Adjusted net income and diluted EPS are provided as an additional financial measure. Generally Accepted Accounting Principles require that the restructuring and other charges, loss on early retirement of debt and the cumulative effect of a change in accounting principle be recorded as a reduction in net income. The company believes, for comparative purposes, it is helpful to provide readers of its financial statements with adjusted net income and diluted EPS, which exclude these items.

Debt-to-Total Capitalization
(dollars in thousands)

	December 31,
	2003	2002	Change
Current maturities of long-term debt	$24	$45,904	$(45,880)
Long-term debt	17,300	165,345	(148,045)
Accounts receivable sold	150,000	105,000	45,000

Adjusted debt	167,324	316,249	(148,925)
Stockholders' equity	672,978	558,884	114,094

Total capitalization	$840,302	$875,133	$(34,831)

Adjusted debt-to-total capitalization	19.9%	36.1%	(16.2%)

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company's receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt. Internally, the company considers accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt-to-total capitalization on that basis.

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Sales And Earnings Increases For 2003
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United Stationers Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures—continued
(unaudited)

Net Capital Spending
(in millions)

	For the Three Months Ended December 31,		For the Years Ended December 31,
					Forecast Year Ending December 31, 2004
	2003	2002	2003	2002
Capital expenditures	$5.0	$7.6	$14.6	$27.2	$20.0
Proceeds from the disposition of property, plant and equipment	—	—	(3.6)	(4.2)	—

Net cash used in investing activities	5.0	7.6	11.0	23.0	20.0
Capitalized software	1.6	0.4	3.3	5.2	5.0

Net capital spending	$6.6	$8.0	$14.3	$28.2	$25.0

Note: Net capital spending is provided as an additional measure of investing activities. The company's accounting policy is to include capitalized software in "Other Assets." Generally Accepted Accounting Principles require that "Other Assets" be included on the cash flow statements under the caption "Net Cash Provided by Operating Activities." Internally, the company measures cash used in investing activities including capitalized software. The company believes that it is helpful to provide readers of its financial statements with this same information.

Adjusted Cash Flow
(in millions)

	For the Years Ended December 31,
	2003	2002
Cash Flows From Operating Activities:
Net cash provided by operating activities	$167.7	$105.7
Excluding the change in accounts receivable sold	(45.0)	20.0

Net cash provided by operating activities excluding the effects of receivables sold	$122.7	$125.7

Cash Flows From Financing Activities:
Net cash used in financing activities	$(164.4)	$(93.9)
Including the change in accounts receivable sold	45.0	(20.0)

Net cash used in financing activities including the effects of receivables sold	$(119.4)	$(113.9)

Note: Adjusted cash provided by operating activities is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company's receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations. The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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  Exhibit 99.1
UNITED STATIONERS INC. REPORTS SALES AND EARNINGS INCREASES FOR 2003
United Stationers Inc. and Subsidiaries Condensed Consolidated Statements of Income (in thousands, except per share data)
United Stationers Inc. and Subsidiaries Condensed Consolidated Balance Sheets (dollars in thousands, except share data) (audited)
United Stationers Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (audited)
United Stationers Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures (unaudited)
United Stationers Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures—continued (unaudited)